Exhibit 99.B(d)(2)(F)(ii)

April 29, 2005

Jeff Paster

Senior Vice President

Capital Guardian Trust Company

One Market, Steuart Tower, Suite 1800

San Francisco, CA 94105-1409

Dear Mr. Paster:

Pursuant to Sections 6 and 17 of the Portfolio Management Agreement dated January 28, 2000, as amended, among ING Investors Trust, Directed Services, Inc. and Capital Guardian Trust Company (the “Agreement”) we hereby modify the fees payable to the Portfolio Manager for ING Capital Guardian U.S. Equities Portfolio (formerly ING Capital Guardian Large Cap Value Portfolio) (the “Portfolio”), effective April 29, 2005.

Upon your acceptance, the Agreement will be modified to reflect the fee changes to the annual portfolio management fees for the Portfolio as indicated on Amended Schedule B of the Agreement.  The Amended Schedule B, with the annual portfolio management fees indicated for the Portfolio, is attached hereto.

Please signify your acceptance of the modified fees under the Agreement with respect to the Portfolio by signing below.

Very sincerely,

/s/ Robert S. Naka
Robert S. Naka
Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:
Capital Guardian Trust Company

By:	/s/ Michelle D. Casados
Name:	Michelle D. Casados
Title:	Asst. Vice President , Duly Authorized

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investors Trust
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Capital Guardian Trust Company (the “Portfolio Manager”) to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series	Fees

ING Capital Guardian U.S. Equities Portfolio	0.50% on first $150 million; 0.45% on next $150 million; 0.35% on next $200 million; 0.30% on next $500 million; 0.275% on next $1 billion; and 0.25% thereafter

ING Capital Guardian Managed Global Portfolio	0.60% on first $125 million; 0.50% on next $125 million; 0.45% on next $150 million; and 0.40% thereafter

ING Capital Guardian Small Cap Portfolio	0.60% on first $125 million; 0.50% on next $125 million; 0.40% on next $150 million; and 0.35% thereafter